Exhibit 10.64

Old Gettysburg Associates

4718 Gettysburg Road

Mechanicsburg, PA 17055

First Addendum to Lease Agreement

This First Addendum is made as of the 23rd day of February, 2012 by and between Old Gettysburg Associates a (“Landlord”), and Select Medical Corporation a (“Tenant”).

BACKGROUND:

A.	Landlord and Tenant are parties to that certain Office Lease Agreement dated October 5, 2006 pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, approximately 1,606 rentable square feet of space known as Suite 201 in the building located at 4718 Gettysburg Road, Mechanicsburg, Pennsylvania. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B.	Landlord and Tenant now desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

Effective March 1, 2012 the following terms contained in the Basic Lease shall be amended as follows:

1.	The lease shall be extended from March 1, 2012 and ending December 31, 2014.

2.	The beginning rate on March 1, 2012 shall be $21.00 per RSF, full service.

3.	Annual increases shall be 3%.

All other terms and conditions contained in the Lease and not amended hereby remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Addendum to be duly executed.

Landlord: Old Gettysburg Associates

By:	/s/ John M. Ortenzio
John M. Ortenzio, President
Select Capital Commercial Properties, Inc. as property manager

Date: February 28, 2012

Tenant: Select Medical Corporation

By:	/s/ Michael E. Tarvin

Michael E. Tarvin
(Print name)

Title: Executive Vice President, General Counsel and Secretary

Date: February 28, 2012